QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.2

CONTACTS:
Shelly Doran	317.685.7330 Investors
Les Morris	317.263.7711 Media

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP ANNOUNCES FOURTH QUARTER RESULTS AND
QUARTERLY DIVIDENDS AND PROVIDES 2009 GUIDANCE

        Indianapolis, Indiana—January 30, 2009...Simon Property Group, Inc. (the "Company" or "Simon") (NYSE:SPG) today announced results for the quarter and twelve months ended December 31, 2008:

  •
  Funds from operations ("FFO") for the quarter increased 6.5% to $540.5 million from $507.7 million in the fourth quarter of 2007. On a diluted per share basis the increase was 5.7% to $1.86 from $1.76 in 2007. Included in fourth quarter 2008 FFO was an impairment charge of $21.2 million, or $0.07 per share, related to the write-off of certain predevelopment projects that have been abandoned and the write-down of an operating asset to its estimated net realizable value.

  •
  FFO for the twelve months increased 9.5% to $1.852 billion from $1.692 billion in 2007. On a diluted per share basis the increase was 8.8% to $6.42 from $5.90 in 2007.

  •
  Net income available to common stockholders for the quarter increased 28.6% to $145.2 million from $112.9 million in the fourth quarter of 2007. On a diluted per share basis the increase was 25.5% to $0.64 from $0.51 in 2007.

  •
  Net income available to common stockholders for the twelve months decreased 3.1% to $422.5 million from $436.2 million in 2007. On a diluted per share basis the decrease was 4.1% to $1.87 from $1.95 in 2007.

 U.S. Portfolio Statistics(1)

	As of December 31, 2008	As of December 31, 2007	Change
Occupancy
Regional Malls(2)	92.4%	93.5%	110 basis point decrease
Premium Outlet Centers®(3)	98.9%	99.7%	80 basis point decrease
Comparable Sales per Sq. Ft.
Regional Malls(4)	$470	$491	4.3% decrease
Premium Outlet Centers(3)	$513	$504	1.8% increase
Average Rent per Sq. Ft.
Regional Malls(2)	$39.49	$37.09	6.5% increase
Premium Outlet Centers(3)	$27.65	$25.67	7.7% increase

(1)
Statistics do not include the community/lifestyle center properties or the Mills portfolio of assets.

(2)
For mall stores.

(3)
For all owned gross leasable area (GLA).

(4)
For mall stores with less than 10,000 square feet.

        "We are very pleased to report such strong performance, especially in these difficult economic times. It is a testament to our high quality portfolio and strong balance sheet that we delivered FFO growth of 8.8% for the year," said David Simon, Chairman and Chief Executive Officer. "We recognized well over a year ago that the economy was deteriorating and adopted aggressive cost control measures, significantly reduced our development spending, and enhanced our liquidity position. The retail environment has been and will continue to be challenging in the upcoming months, however, we are experienced in working through difficult economic cycles. We believe we are positioned to deliver earnings and FFO growth in 2009.

        Our Board of Directors has made the prudent decision to pay our quarterly dividend of $0.90 per share in a combination of 10% cash and 90% common stock. We believe this change in composition will fortify one of the industry's strongest balance sheets (rated A-/A3) as it will permit us to retain over $925 million of cash if adopted for all of 2009. This decision is a reflection of our conservative stance on capital allocation and liability management and is not in response to the current retail operating environment."

Dividends

        Today the Company announced that its Board of Directors approved the declaration of a quarterly common stock dividend of $0.90 per share, consisting of a combination of cash and shares of the Company's common stock. The Company intends that the aggregate cash component of the dividend will not exceed 10% in the aggregate, or $0.09 per share. The dividend is payable on March 18, 2009 to stockholders of record on February 12, 2009.

        Paying 90% of the 2009 dividend in shares of SPG common stock allows SPG to satisfy its REIT taxable income distribution requirement while enhancing its already considerable financial flexibility and balance sheet strength.

        In accordance with the provisions of IRS Revenue Procedure 2008-68, stockholders may elect to receive payment of the dividend all in cash or all in common shares. To the extent that more than 10% of cash is elected, the cash portion will be prorated. Stockholders who elect to receive the dividend in cash will receive a cash payment of at least $0.09 per share. Stockholders who do not make an election will receive 10% in cash and 90% in common stock.

        The Company expects the dividend to be a taxable dividend to its stockholders, without regard to whether a particular stockholder receives the dividend in the form of cash or shares, and reserves the right to pay the dividend entirely in cash.

        The number of shares issued as a result of the dividend will be calculated based on the volume weighted average trading prices of the Company's common stock on March 11, March 12 and March 13, 2009.

        An information letter and election form will be mailed to stockholders of record promptly after February 12, 2009. The properly completed election form to receive cash or common shares must be received by the Company's transfer agent prior to 5:00 p.m. Eastern Standard Time on March 10, 2009. Registered stockholders with questions regarding the dividend election may call BNY Mellon Shareowner Services, the Company's transfer agent, at (800) 454-9768. If your shares are held through a bank, broker or nominee, and you have questions regarding the dividend election please contact such bank, broker or nominee, who will also be responsible for distributing to you the letter and election form and submitting the election form on your behalf.

        The Company also declared dividends on its two outstanding public issues of preferred stock:

  •
  6% Series I Convertible Perpetual Preferred (NYSE:SPGPrI) dividend of $0.75 per share is payable on February 27, 2009 to stockholders of record on February 13, 2009.

  •
  8 3/8% Series J Cumulative Redeemable Preferred (NYSE:SPGPrJ) dividend of $1.046875 per share is payable on March 31, 2009 to stockholders of record on March 17, 2009.

2009 Guidance

        After giving effect to the estimated impact of paying up to 90% of the Company's 2009 common stock dividends in common stock, the Company estimates that diluted FFO will be within a range of $6.40 to $6.60 per share for the year ending December 31, 2009, and diluted net income will be within a range of $1.95 to $2.15 per share.

        The Company's 2009 guidance estimates are based upon its internal budgeting and planning process and management's view of current market and economic conditions, including those in the retail real estate business. The Company's expectations also reflect the weaker retail environment and weakened state of the U.S. economy, as well as the current dislocation in the U.S. capital markets.

        The 2009 guidance assumes comparable property NOI growth for the following operating portfolios:

Regional Malls	Flat to 1.0%
Premium Outlet Centers	3.0% to 5.0%

        The 2009 guidance assumes an interest rate environment that is consistent with the current forward yield curves for one month LIBOR and the 10 Year U.S. Treasury note and makes certain assumptions on debt spreads. The guidance assumes no future acquisition or disposition activities other than the impact in 2009 from 2008 activity.

        This guidance is a forward-looking statement and is subject to the risks and other factors described elsewhere in this release.

        The following table provides the reconciliation of the range of estimated diluted net income available to common stockholders per share to estimated diluted FFO per share.

For the year ending December 31, 2009

	Low End	High End
Estimated diluted net income available to common stockholders per share	$1.95	$2.15
Depreciation and amortization including our share of joint ventures	4.56	4.56
Impact of additional dilutive securities	(0.11)	(0.11)

Estimated diluted FFO per share	$6.40	$6.60

Capital Markets

        During the fourth quarter, the Company completed seven asset financings, generating $583.9 million of proceeds (Simon's share of proceeds was $313.2 million). The financings were completed with a weighted average term of 5.7 years and at an average interest rate of 5.9% on the fixed rate financings and a rate at year-end of 2.4% on the floating rate loans.

        As of December 31, 2008, the Company had approximately $1.1 billion of cash on hand, including its share of joint ventures, and over $2.4 billion of available capacity on its revolving credit facility.

U.S. New Development and Redevelopment Activity

        On November 13th, the Company announced the opening of Jersey Shore Premium Outlets. Located in Tinton Falls, Jersey Shore Premium Outlets contains 435,000 square feet of gross leasable area and 120 designer and name-brand outlet stores. The center is currently 92% leased to tenants including Ann Taylor, BCBG Max Azria, Banana Republic, Brooks Brothers, Burberry, Calvin Klein, Cole Haan, Elie Tahari, Geox, Guess, J.Crew, Juicy Couture, Kate Spade, Kenneth Cole, Lucky Brand, Michael Kors, Nike, Sony, Theory and Tommy Hilfiger.

        The Company continues construction on the following development projects:

  •
  Cincinnati Premium Outlets, a 400,000 square foot upscale manufacturers' outlet center serving the greater Cincinnati and Dayton markets. The center is 100% owned by Simon and is scheduled to open in August of 2009.

  •
  A 600,000 square foot Phase II expansion of The Domain in Austin, Texas. The expansion will include Dillard's, a Village Road Show theater, Dick's Sporting Goods, 136,000 square feet of small shops and restaurants, and 78,000 square feet of office space. Restaurant offerings at Domain II will include Maggiano's and BJ's Restaurant and Brewhouse. The Company owns 100% of this project, slated for an opening in November of 2009.

        During the fourth quarter, the Company completed significant redevelopment projects at Northshore Mall in the Boston suburb of Peabody (with Nordstrom opening this March), Ross Park Mall in Pittsburgh, and Tacoma Mall in Tacoma, Washington as well as the expansion of Orlando Premium Outlets in Orlando, Florida.

        Construction continues on two significant redevelopment projects:

  •
  Camarillo Premium Outlets—The Promenade—220,000 square foot expansion of the upscale outlet center to be anchored by Saks Fifth Avenue Off 5th and Neiman Marcus Last Call, opening in April of 2009.

  •
  South Shore Plaza—Addition of Nordstrom opening in March of 2010.

 International Activity

        On October 16th, the Company opened Sendai-Izumi Premium Outlets, the seventh Premium Outlet Center in Japan. The 172,000 square foot first phase of the project is 100% leased to 80 tenants including Beams, Brooks Brothers, Bose, Coach, Hush Puppies, Jill Stuart, Kipling, Laundry, Levi's, Miss Sixty, OshKosh B'Gosh, Pleats Please Issey Miyake, St. John, T-Fal, Tasaki, United Arrows, as well as the first outlet stores in Japan for PLS+T and Ray Ban. Simon owns 40% of this property.

        Construction continues on the following international development projects:

  •
  Ami Premium Outlets—an upscale manufacturers' outlet center located approximately 34 miles northeast of central Tokyo. Phase I, comprising 225,000 square feet, is scheduled to open in July of 2009 with approximately 100 tenants, including global brands, domestic brands and restaurants. The center is expandable to approximately 360,000 square feet. Simon owns 40% of this project.

  •
  Argine (Naples, Italy)—a 300,000 square foot shopping center scheduled to open in December of 2009. Simon owns a 24% interest in this project.

  •
  Catania (Sicily, Italy)—a 642,000 square foot shopping center scheduled to open in June of 2010. Simon owns a 24% interest in this project.

  •
  Three projects in China located in Hangzhou, Suzhou, and Zhengzhou. The centers range in size from 310,000 to 750,000 square feet, will be anchored by Wal-Mart, and are scheduled to open in 2009. Simon owns a 32.5% interest in each of these projects.

Conference Call

        The Company will provide an online simulcast of its quarterly conference call at www.simon.com (Investor Relations tab), www.earnings.com, and www.streetevents.com. To listen to the live call, please go to any of these websites at least fifteen minutes prior to the call to register, download and install any necessary audio software. The call will begin at 11:00 a.m. Eastern Standard Time (New York time) today, January 30, 2009. An online replay will be available for approximately 90 days at www.simon.com, www.earnings.com, and www.streetevents.com. A fully searchable podcast of the conference call will also be available at www.REITcafe.com shortly after completion of the call.

Supplemental Materials

        The Company will publish a supplemental information package which will be available at www.simon.com in the Investor Relations section, Financial Information tab. It will also be furnished to the SEC as part of a current report on Form 8-K. If you wish to receive a copy via mail or email, please call 800-461-3439.

Forward-Looking Statements

        Certain statements made in this press release may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that our expectations will be attained, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks, uncertainties and other factors. Such factors include, but are not limited to: the Company's ability to meet debt service requirements, the availability and terms of financing, changes in the Company's credit rating, changes in market rates of interest and foreign exchange rates for foreign currencies, the ability to hedge interest rate risk, risks associated with the acquisition, development, expansion, leasing and management of properties, general risks related to retail real estate, the liquidity of real estate investments, environmental liabilities, international, national, regional and local economic climates, changes in market rental rates, trends in the retail industry, relationships with anchor tenants, the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, risks relating to joint venture properties, costs of common area maintenance, competitive market forces, risks related to international activities, insurance costs and coverage, terrorist activities, changes in economic and market conditions and maintenance of our status as a real estate investment trust. The Company discusses these and other risks and uncertainties under the heading "Risk Factors" in its annual and quarterly periodic reports filed with the SEC. The Company may update that discussion in its periodic reports, but otherwise the Company undertakes no duty or obligation to update or revise these forward-looking statements, whether as a result of new information, future developments, or otherwise.

Funds from Operations ("FFO")

        The Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States ("GAAP").

About Simon Property Group

        Simon Property Group, Inc. is an S&P 500 company and the largest public U.S. real estate company. Simon is a fully integrated real estate company which operates from five retail real estate platforms: regional malls, Premium Outlet Centers®, The Mills®, community/lifestyle centers and international properties. It currently owns or has an interest in 386 properties comprising 263 million square feet of gross leasable area in North America, Europe and Asia. The Company is headquartered in Indianapolis, Indiana and employs more than 5,000 people worldwide. Simon Property Group, Inc. is publicly traded on the NYSE under the symbol SPG. For further information, visit the Company's website at www.simon.com.

SIMON
Consolidated Statements of Operations
Unaudited
(In thousands)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2008	2007	2008	2007
REVENUE:
Minimum rent	$607,100	$585,385	$2,291,919	$2,154,713
Overage rent	39,440	46,428	100,222	110,003
Tenant reimbursements	289,290	292,384	1,065,957	1,023,164
Management fees and other revenues	31,222	40,371	132,471	113,740
Other income	62,264	71,013	192,586	249,179

Total revenue	1,029,316	1,035,581	3,783,155	3,650,799
EXPENSES:
Property operating	103,687	111,463	455,874	454,510
Depreciation and amortization	268,902	235,092	969,477	905,636
Real estate taxes	80,586	77,127	334,657	313,311
Repairs and maintenance	32,621	36,151	107,879	120,224
Advertising and promotion	32,729	32,854	96,783	94,340
Provision for credit losses	6,668	4,462	24,035	9,562
Home and regional office costs	36,099	40,665	144,865	136,610
General and administrative	5,555	4,682	20,987	19,587
Other	16,651	19,236	67,721	61,954

Total operating expenses	583,498	561,732	2,222,278	2,115,734

OPERATING INCOME	445,818	473,849	1,560,877	1,535,065
Interest expense	(244,933)	(241,565)	(947,140)	(945,852)
Loss on extinguishment of debt	—	—	(20,330)	—
Minority interest in income of consolidated entities	(3,986)	(4,838)	(12,431)	(13,936)
Income tax (expense) benefit of taxable REIT subsidiaries	(2,005)	12,727	(3,581)	11,322
Income from unconsolidated entities	19,186	397	32,246	38,120
Impairment charge	(21,172)	(55,061)	(21,172)	(55,061)
Gain on sale of assets and interests in unconsolidated entities	—	409	—	92,044
Limited partners' interest in the Operating Partnership	(36,345)	(34,749)	(107,214)	(120,818)
Preferred distributions of the Operating Partnership	(4,201)	(5,362)	(17,599)	(21,580)

Income from continuing operations	152,362	145,807	463,656	519,304
Discontinued operations, net of limited partners' interest	(20)	78	(20)	(93)
Loss on sale of discontinued operations, net of limited partners' interest	—	(20,880)	—	(27,972)

NET INCOME	152,342	125,005	463,636	491,239
Preferred dividends	(7,139)	(12,076)	(41,119)	(55,075)

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS	$145,203	$112,929	$422,517	$436,164

SIMON
Per Share Data
Unaudited

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2008	2007	2008	2007
Basic Earnings Per Common Share:
Income from continuing operations	$0.64	$0.60	$1.88	$2.09
Discontinued operations	—	(0.09)	—	(0.13)

Net income available to common stockholders	$0.64	$0.51	$1.88	$1.96

Percentage Change	25.5%		-4.1%
Diluted Earnings Per Common Share:
Income from continuing operations	$0.64	$0.60	$1.87	$2.08
Discontinued operations	—	(0.09)	—	(0.13)

Net income available to common stockholders	$0.64	$0.51	$1.87	$1.95

Percentage Change	25.5%		-4.1%

SIMON
Consolidated Balance Sheets
Unaudited
(In thousands, except as noted)

	December 31, 2008	December 31, 2007
ASSETS:
Investment properties, at cost	$25,205,715	$24,415,025
Less—accumulated depreciation	6,184,285	5,312,095

	19,021,430	19,102,930
Cash and cash equivalents	773,544	501,982
Tenant receivables and accrued revenue, net	414,856	447,224
Investment in unconsolidated entities, at equity	1,663,886	1,886,891
Deferred costs and other assets	1,202,256	1,118,635
Note receivable from related party	520,700	548,000

Total assets	$23,596,672	$23,605,662

LIABILITIES:
Mortgages and other indebtedness	$18,042,532	$17,218,674
Accounts payable, accrued expenses, intangibles, and deferred revenues	1,086,248	1,251,044
Cash distributions and losses in partnerships and joint ventures, at equity	380,730	352,798
Other liabilities, minority interest and accrued dividends	179,970	180,644

Total liabilities	19,689,480	19,003,160

COMMITMENTS AND CONTINGENCIES
LIMITED PARTNERS' INTEREST IN THE OPERATING PARTNERSHIP	637,140	731,406
LIMITED PARTNERS' PREFERRED INTEREST IN THE OPERATING PARTNERSHIP	229,869	307,713
STOCKHOLDERS' EQUITY
CAPITAL STOCK OF SIMON PROPERTY GROUP, INC. (750,000,000 total shares authorized, $.0001 par value, 237,996,000 shares of excess common stock):
All series of preferred stock, 100,000,000 shares authorized, 8,387,212 and 14,801,884 issued and outstanding, respectively, and with liquidation values of $419,361 and $740,094, respectively	425,545	746,608
Common stock, $.0001 par value, 400,000,000 shares authorized, 235,691,040 and 227,719,614 issued and outstanding, respectively	24	23
Class B common stock, $.0001 par value, 12,000,000 shares authorized, 8,000 issued and outstanding	—	—
Class C common stock, $.0001 par value, 0 and 4,000 shares authorized, issued and outstanding	—	—
Capital in excess of par value	5,410,147	5,067,718
Accumulated deficit	(2,444,257)	(2,055,447)
Accumulated other comprehensive income	(165,066)	18,087
Common stock held in treasury at cost, 4,379,396 and 4,697,332 shares, respectively	(186,210)	(213,606)

Total stockholders' equity	3,040,183	3,563,383

Total liabilities and stockholders' equity	$23,596,672	$23,605,662

SIMON
Joint Venture Statements of Operations
Unaudited
(In thousands)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2008	2007	2008	2007
Revenue:
Minimum rent	$521,062	$498,463	$1,956,129	$1,682,671
Overage rent	58,110	55,044	130,549	119,134
Tenant reimbursements	275,041	279,492	1,005,638	852,312
Other income	54,394	64,368	199,774	201,075

Total revenue	908,607	897,367	3,292,090	2,855,192
Operating Expenses:
Property operating	176,770	173,889	671,268	580,910
Depreciation and amortization	203,631	227,695	775,887	627,929
Real estate taxes	67,427	59,485	263,054	220,474
Repairs and maintenance	35,187	35,826	124,272	113,517
Advertising and promotion	25,184	24,145	70,425	62,182
Provision for credit losses	9,981	8,309	24,053	22,448
Other	54,053	58,717	177,298	162,570

Total operating expenses	572,233	588,066	2,106,257	1,790,030

Operating Income	336,374	309,301	1,185,833	1,065,162
Interest expense	(242,141)	(259,214)	(969,420)	(853,307)
(Loss) income from unconsolidated entities	(1,340)	207	(5,123)	665
Loss on sale of assets	—	(823)	—	(6,399)

Income from Continuing Operations	92,893	49,471	211,290	206,121
Income from consolidated joint venture interests(A)	—	—	—	2,562
Income from discontinued joint venture interests(B)	—	26	47	202
(Loss) gain on disposal or sale of discontinued operations, net	—	(15)	—	198,956

Net Income	$92,893	$49,482	$211,337	$407,841

Third-Party Investors' Share of Net Income	$60,708	$38,209	$132,111	$232,586

Our Share of Net Income	32,185	11,273	79,226	175,255
Amortization of Excess Investment	(12,999)	(10,467)	(46,980)	(46,503)
Our Share of Net Gain Related to Properties Sold	—	(409)	—	(90,632)

Income from Unconsolidated Entities, Net	$19,186	$397	$32,246	$38,120

SIMON
Joint Venture Balance Sheets
Unaudited
(In thousands)

	December 31, 2008	December 31, 2007
Assets:
Investment properties, at cost	$21,472,490	$21,009,416
Less—accumulated depreciation	3,892,956	3,217,446

	17,579,534	17,791,970
Cash and cash equivalents	805,411	747,575
Tenant receivables and accrued revenue, net	428,322	435,093
Investment in unconsolidated entities, at equity	230,497	258,633
Deferred costs and other assets	594,578	713,180

Total assets	$19,638,342	$19,946,451

Liabilities and Partners' Equity:
Mortgages and other indebtedness	$16,686,701	$16,507,076
Accounts payable, accrued expenses, intangibles and deferred revenue	1,070,958	972,699
Other liabilities	982,254	825,279

Total liabilities	18,739,913	18,305,054
Preferred units	67,450	67,450
Partners' equity	830,979	1,573,947

Total liabilities and partners' equity	$19,638,342	$19,946,451

Our Share of:
Total assets	$8,056,873	$8,040,987

Partners' equity	$533,929	$776,857
Add: Excess Investment(C)	749,227	757,236

Our net Investment in Joint Ventures	1,283,156	1,534,093

Mortgages and other indebtedness	$6,632,419	$6,568,403

SIMON
Footnotes to Financial Statements
Unaudited

Notes:

(A)
Consolidation occurs when the Company acquires an additional ownership interest in a joint venture and, as a result, gains control of the joint venture. These interests have been separated from operational interests to present comparative results of operations.

(B)
Discontinued joint venture interests represent assets and partnership interests that have been sold.

(C)
Excess investment represents the unamortized difference of the Company's investment over equity in the underlying net assets of the partnerships and joint ventures. The Company generally amortizes excess investment over the life of the related properties, typically no greater than 40 years, and the amortization is included in income from unconsolidated entities.

SIMON
Reconciliation of Net Income to FFO(1)
Unaudited
(In thousands, except as noted)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2008	2007	2008	2007
Net Income(2)(3)(4)(5)	$152,342	$125,005	$463,636	$491,239
Adjustments to Net Income to Arrive at FFO:
Limited partners' interest in the Operating Partnership and preferred distributions of the Operating Partnership	40,546	40,111	124,813	142,398
Limited partners' interest in discontinued operations	(5)	20	(5)	(24)
Depreciation and amortization from consolidated properties and discontinued operations	264,465	232,162	954,494	892,488
Simon's share of depreciation and amortization from unconsolidated entities	96,631	109,462	376,670	315,159
Loss (gain) on sales of assets and interests in unconsolidated entities, net of limited partners' interest	—	20,471	—	(64,072)
Minority interest portion of depreciation and amortization	(2,112)	(2,051)	(8,559)	(8,646)
Preferred distributions and dividends	(11,340)	(17,438)	(58,718)	(76,655)

FFO of the Operating Partnership	$540,527	$507,742	$1,852,331	$1,691,887

Per Share Reconciliation:
Diluted net income available to common stockholders per share	$0.64	$0.51	$1.87	$1.95
Adjustments to net income to arrive at FFO:
Depreciation and amortization from consolidated properties and Simon's share of depreciation and amortization from unconsolidated entities, net of minority interest portion of depreciation and amortization	1.26	1.21	4.69	4.27
Loss (gain) on sales of assets and interests in unconsolidated entities, net of limited partners' interest	—	0.09	—	(0.20)
Impact of additional dilutive securities for FFO per share	(0.04)	(0.05)	(0.14)	(0.12)

Diluted FFO per share	$1.86	$1.76	$6.42	$5.90

Details for per share calculations:
FFO of the Operating Partnership	$540,527	$507,742	$1,852,331	$1,691,887
Adjustments for dilution calculation:
Impact of preferred stock and preferred unit conversions and option exercises(6)	7,513	12,836	43,350	51,567

Diluted FFO of the Operating Partnership	548,040	520,578	1,895,681	1,743,454
Diluted FFO allocable to unitholders	(104,845)	(102,155)	(366,868)	(342,434)

Diluted FFO allocable to common stockholders	$443,195	$418,423	$1,528,813	$1,401,020

Basic weighted average shares outstanding	227,512	223,015	225,333	222,998
Adjustments for dilution calculation:
Effect of stock options	397	673	551	778
Impact of Series C preferred unit conversion	71	78	75	122
Impact of Series I preferred unit conversion	1,254	2,408	1,531	2,485
Impact of Series I preferred stock conversion	9,657	11,102	10,773	11,065

Diluted weighted average shares outstanding	238,891	237,276	238,263	237,448
Weighted average limited partnership units outstanding	56,514	57,929	57,175	58,036

Diluted weighted average shares and units outstanding	295,405	295,205	295,438	295,484

Basic FFO per share	$1.90	$1.81	$6.56	$6.02
Percent Increase	5.0%		9.0%
Diluted FFO per share	$1.86	$1.76	$6.42	$5.90
Percent Increase	5.7%		8.8%

SIMON
Footnotes to Reconciliation of Net Income to FFO
Unaudited

Notes:

(1)
The Company considers FFO a key measure of its operating performance that is not specifically defined by GAAP and believes that FFO is helpful to investors because it is a widely recognized measure of the performance of REITs and provides a relevant basis for comparison among REITs. The Company also uses this measure internally to measure the operating performance of the portfolio. The Company's computation of FFO may not be comparable to FFO reported by other REITs.

The Company determines FFO based upon the definition set forth by the National Association of Real Estate Investment Trusts ("NAREIT"). The Company determines FFO to be our share of consolidated net income computed in accordance with GAAP, excluding real estate related depreciation and amortization, excluding gains and losses from extraordinary items, excluding gains and losses from the sales of previously depreciated operating properties, plus the allocable portion of FFO of unconsolidated joint ventures based upon economic ownership interest, and all determined on a consistent basis in accordance with GAAP.

The Company has adopted NAREIT's clarification of the definition of FFO that requires it to include the effects of nonrecurring items not classified as extraordinary, cumulative effect of accounting changes, or a gain or loss resulting from the sale of previously depreciated operating properties. We include in FFO gains and losses realized from the sale of land, outlot buildings, marketable and non-marketable securities, and investment holdings of non-retail real estate. However, you should understand that FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income determined in accordance with GAAP as a measure of operating performance, and is not an alternative to cash flows as a measure of liquidity.

(2)
Includes the Company's share of gains upon the sale of land and other non-retail real estate investments of $3.0 million and $8.0 million for the three months ended December 31, 2008 and 2007, respectively and $21.6 million and $19.8 million for the twelve months ended December 31, 2008 and 2007, respectively.

(3)
Includes the Company's share of straight-line adjustments to minimum rent of $8.6 million and $8.5 million for the three months ended December 31, 2008 and 2007, respectively and $39.6 million and $27.5 million for the twelve months ended December 31, 2008 and 2007, respectively.

(4)
Includes the Company's share of the fair market value of leases from acquisitions of $8.6 million and $12.1 million for the three months ended December 31, 2008 and 2007, respectively and $45.1 million and $53.4 million for the twelve months ended December 31, 2008 and 2007, respectively.

(5)
Includes the Company's share of debt premium amortization of $4.7 million and $6.0 million for the three months ended December 31, 2008 and 2007, respectively and $19.4 million and $32.1 million for the twelve months ended December 31, 2008 and 2007, respectively.

(6)
Includes dividends and distributions of Series I preferred stock and Series C and Series I preferred units.

QuickLinks

Exhibit 99.2
U.S. Portfolio Statistics(1)
Dividends
2009 Guidance
Capital Markets
U.S. New Development and Redevelopment Activity
International Activity
Conference Call
Supplemental Materials
Forward-Looking Statements
Funds from Operations ("FFO")
About Simon Property Group